Exhibit 19.1

PERDOCEO EDUCATION CORPORATION

POLICY ON INSIDER TRADING AND RULE 10B5-1 ARRANGEMENTS

Introduction

In the course of employment with Perdoceo Education Corporation ("PEC" or the "Company"), directors, officers and employees may come into possession of confidential and highly sensitive information concerning PEC or other companies with which PEC has contractual relationships or may be negotiating transactions. Much of this information has a potential for affecting the market price of securities issued by PEC or the other companies involved. The federal securities laws impose considerable civil and criminal penalties on persons who improperly obtain or use material, non-public information, in connection with a purchase or sale of securities. In addition to civil damages of up to three times the profit gained, an individual could receive jail time and a criminal fine of up to $5,000,000 for any violation. The Securities and Exchange Commission (“SEC”) and courts have great power to impose penalties for violations of the insider trading provisions of the federal securities laws and the SEC and governmental prosecutors have been vigorously enforcing these insider trading laws against both institutions and individuals.

Furthermore, the SEC, the securities exchanges and the National Association of Securities Dealers use sophisticated electronic surveillance techniques to detect insider trading.

In light of the importance of preserving PEC's reputation for maintaining the highest legal, business and ethical standards, as well as the detrimental impact on employees and PEC for failures to comply with applicable laws, PEC has determined to provide specific guidance concerning the propriety of various personal transactions, and to impose specific procedures in certain cases to attempt to reasonably ensure that neither PEC nor its directors, officers and employees violate insider trading laws.

With this in mind, all directors, officers and employees of PEC are asked to read this memorandum and thoroughly understand its contents. If you have any questions, you can either contact the Company’s Chief Financial Officer or the General Counsel.

This Policy on Insider Trading supplements, and is supplemented by, the Company's Code of Business Conduct and Ethics, Code of Ethics for Executive Officers and Senior Financial Officers and Section 16 Compliance Procedures.

Failure to observe and comply with all of the provisions contained in this Policy may subject you to disciplinary action by the Company, including discharge.

Explanation of the Law

The federal securities laws and regulations prohibit the purchase or sale of a security at a time when the person trading in that security possesses material, non-public information concerning the issuer of the security, or the market for the security, which has not yet become a matter of general public knowledge and which has been obtained or is being used in breach of a duty to maintain the information in confidence. Violation of these provisions does not depend on whether the material, non-public information is actually used in making the trade. Communication of non-public information to a third party, under circumstances where improper trading can be anticipated, is also prohibited. These

Exhibit 19.1

prohibitions apply to any security, including options -- not just stock.

"Material, non-public information" is defined broadly and includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain the security. Any information that could be expected to affect the market price of PEC securities, whether positive or negative, should be considered material. Common examples of information that will frequently be regarded as material are:

•
notifications from regulatory authorities (e.g., Department of Education or an accrediting body) that could positively or adversely impact the Company;
•
pending or threatened significant litigation or investigations by governmental bodies;
•
preliminary operating results which vary significantly from market expectations;
•
projections by a corporation's officers of future earnings or losses or changes in audits or audit reports;
•
news of a pending or proposed merger or acquisition, or a tender offer or exchange offer;
•
matters relating to new financing;
•
changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•
a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure
•
impending bankruptcy or financial liquidity problems; or
•
changes in senior management.

It should be emphasized that either positive or negative information may be material. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release or disclosure in one of PEC's SEC filings) and enough time has elapsed to permit the investment market to absorb and evaluate the information. Once public release has occurred, information will normally be regarded as absorbed and evaluated within two full trading days after the date of the release.

Exhibit 19.1

Company Policy

1.
No Trading On Material, Non-Public Information.

Any director, officer or employee of PEC who is aware of material, non-public information relating to PEC or any other corporation may not AT ANY TIME (i) purchase or sell the securities of PEC or such other corporation, (ii) pass along the information to others (so called "tipping"), or (iii) permit (A) any member of your immediate family (i.e., a spouse, parent, child or sibling), (B) any other persons residing in your household, (C) any trust of which you or an immediate family member is a beneficiary or trustee,

(D) any partnership, limited liability company, corporation or other entity for which you or an immediate family member have sole or shared investment power, or (E) anyone acting on your behalf to purchase or sell such securities. It is irrelevant whether a transaction may be necessary or justifiable for independent reasons (such as a need to raise money for an emergency) or whether the inside information is actually used in connection with the transaction. To further minimize the potential for tipping liability, you should never recommend or suggest that someone buy, sell or retain the Company’s securities. Additionally, to preserve the Company’s reputation for adhering to the highest standards of conduct, you should avoid taking any action that even suggests the possibility of insider trading or unlawful tipping, and the Company reserves the right to prohibit any transactions in Company securities if the Insider Trading Compliance Officer or the Company’s Board of Directors determines that such prohibition is in the best interests of the Company.

To allow for public dissemination and evaluation of material information after public disclosure through appropriate channels, you should allow a reasonable period of time to elapse (at least two full trading days after the date of the public disclosure) before trading. As used in this Policy, the term "trading day" means a day on which The Nasdaq Global Select Market or any other national securities exchange or market on which the Company's securities are listed is open for trading. Therefore, for example, if the Company makes an announcement after trading begins on a Monday, you should not trade in Company securities until Thursday (assuming all of the days are trading days and you are not aware of material, non- public information at that time). You should note that there will likely be instances where public disclosure does not occur for an extended amount of time, and therefore you may be forced to abstain from the transaction in question for a lengthy period.

You should disclose material, non-public information only to other employees, agents or attorneys of the Company who have a need to know the information to make a business judgment on behalf of the Company and only to the extent you have been authorized to do so. The recipient of the information may be bound by this Policy on Insider Trading as a result of the recipient's position or relationship with the Company, but will in any event be bound by the insider trading laws discussed above.

Exhibit 19.1

2.
Additional Restrictions on Directors, Officers and Designated Employees.

a)
Trading is Prohibited during "Blackout Periods"

During certain periods, the Company's directors and executive officers (including all officers subject to reporting obligations under Section 16 of the Exchange Act of 1934, as amended), and all of the persons designated on Appendix A hereto (collectively referred to as "Covered Persons") are expected to more likely be in possession of material, non-public information regarding the Company's results of operations, cash flows and financial condition. As a result, subject to Section 2(c) below, Covered Persons may not trade in the Company's securities during a "blackout period" beginning on the 15th calendar day of the third month of each fiscal quarter and continuing through the end of the second full trading day after the Company publicly releases its earnings for that fiscal quarter (or the fiscal year in the case of the fourth fiscal quarter).

In other words, if you are designated as a "Covered Person" in accordance with the definition above, the only period during which you may be permitted to trade in the Company's securities (referred to as a "trading window") begins on the third (or second if earnings are publicly released before trading begins) trading day following the Company's public release of earnings for the prior fiscal quarter (or fiscal year as applicable), and continues through the 14th day of the third month of the then current quarter (subject to Section 2(c) below). However, you remain subject to the insider trading laws, and accordingly, you are prohibited from engaging in transactions even during this trading window if you are aware of material, non-public information (again, subject to Section 2(c) below).

To illustrate the "blackout period" and "trading window" concepts:

•
For the quarter ended June 30, the blackout period runs from June 15th through the second full trading day after the Company releases earnings for that quarter (which would usually be expected to occur in late July or early August)—no trading is allowed during that period.

•
The trading window re-opens on the third (or second if earnings are released before trading begins) trading day after earnings are released. The trading window then remains open through September 14th, and the next blackout period begins on September 15th.

In addition, there may be other circumstances where the Company will impose a temporary blackout period on the Covered Persons and/or other employees if the Insider Trading Compliance Officer or the

Company's Board of Directors determines that circumstances warrant a halt in trading by those persons. The Insider Trading Compliance Officer intends to appropriately notify the affected individuals of the existence of any temporary blackout period. Those persons may not trade in the Company's securities until the temporary blackout period expires or is terminated, and they are prohibited from disclosing the existence of the temporary blackout period to any other persons.

b)
Prior Written Approval by the Insider Trading Compliance Officer is Required for Transactions by Covered Persons.

Exhibit 19.1

To minimize the risk of an inadvertent violation of the securities laws, subject to Sections 2(c) and 4 below, all of the Covered Persons on Appendix A must receive the written permission of the Insider Trading Compliance Officer before engaging in any transaction (acquisition, disposition, gift, contribution to a trust or other transfer, pledge, hedge, etc.) in Company securities during a permitted trading window (referred to as "pre-clearance"). A request for pre-clearance should be submitted to the Insider Trading Compliance Officer at least two business days in advance of the proposed transaction. Written permission will be given for a specified period (generally no more than five business days), but the Covered Person will continue to be subject to the prohibition on trading while aware of material, non- public information.

The persons subject to the foregoing blackout periods and pre-clearance requirement may be modified from time to time by the Insider Trading Compliance Officer or the Company's Board of Directors based on the degree of access those individuals have to material, non-public information. In such case, the Insider Trading Compliance Officer will cause Appendix A to be amended to reflect such modifications.

c)
Trading by Covered Persons is Permitted pursuant to Arrangements Established under Rule 10b-5-1.

In 2000, the SEC adopted Rule l0b5-1 under the Exchange Act, a rule designed to protect directors, officers and other persons from insider trading liability under Rule 10b-5 for transactions in company stock executed pursuant to a previously established contract, plan or instruction (“10b5-1 Arrangements”). Rule 10b5-1 presents an opportunity for eligible Covered Persons to establish 10b5-1 Arrangements, which must meet strict guidelines described in the attached Addendum, under which purchases or sales of PEC stock can be made even during the trading “blackout periods” discussed herein, and even when they are aware of undisclosed material information.

A prearranged trading program under Rule 10b5-1, properly structured, can be an effective way to diversify your securities portfolio, take advantage of estate planning opportunities or purchase or sell PEC stock for other reasons. 10b5-1 Arrangements can take many forms, from the simple to the very complex, including blind trusts, other trusts, prearranged trading instructions and other brokerage and third party arrangements. 10b5-1 Arrangements could include instructions for periodic exercises of your stock options and same day sales of stock acquired upon exercise. Please review the attached Addendum if you wish to enter into a 10b5-1 Arrangement.

Transactions by Family Members, Those Residing in the Same Household as a Company Insider and Affiliated Trusts and Entities Must Conform to This Policy on Insider Trading.

The restrictions on trading the Company securities imposed by this Policy, including the “blackout period” trading prohibitions and pre-clearance requirements set forth in Section 2 above, also apply (to the extent applicable to you) to (i) the members of your family (i.e., any spouse, parents, children and siblings) who reside with you, (ii) any family members who do not live in your household, but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities), (iii) any other persons residing in your household, (iv) any trust of which you or an immediate family member is a beneficiary or a trustee, (v) any partnership, limited liability company, corporation or other entity for which you or an immediate family member have sole or shared investment power, and (v) any other persons acting on your behalf. Accordingly, you are responsible for

Exhibit 19.1

informing any such persons of this Policy and ensuring that they conform their actions to the requirements of this Policy. If you are a Covered Person, a 10b5-1 Arrangement may be established, in accordance with Section 2(c) above, for any person with such a relationship with you. Any purchase or sale by such person in accordance with the requirements of Rule 10b5-1 pursuant to such 10b5-1 Arrangement will be entitled to the same exceptions from the requirements of this Policy as those provided in the last paragraph of Section 2(c) above.

3.
Employee Stock Plans.

Subject to Section 2(c) above, the restrictions imposed by this Policy on Insider Trading apply to sales of your securities acquired through the exercise of stock options granted by the Company (including any sale as part of a broker-assisted cashless exercise of stock options) or acquired pursuant to a stock bonus plan or any other Company plan or program. These restrictions do not apply to (a) your acquisition of Company securities through stock option exercises or periodic, pre-determined contributions by the Company pursuant to a stock bonus plan or by you or the Company pursuant to any other Company- sponsored plan or program, including, but not limited to, the PEC employee stock purchase plan, or (b) your issuance or alteration of instructions regarding the purchase of Company securities under any Company-sponsored plan or program that provides for the purchase of securities directly from the Company (although restrictions may be imposed under the plan or program itself). However, you may not, while aware of material, non-public information about the Company, (i) sell Company securities that you acquired through a Company sponsored plan or program such as shares purchased through the employee stock purchase program or acquired as options; (ii) issue or alter any instructions regarding the purchase or sale of Company securities under any Company-sponsored plan or program that provides for the purchase or sale of Company securities in the open market; and (iii) if you are a Covered Person, you may not issue or alter any such instructions during a “blackout period” without the prior written approval of the Insider Trading Compliance Officer.

4.
Customers, Vendors and Strategic Alliance Partners.

If you are working on a matter involving a publicly-held company that is a customer or vendor or with which the Company has entered into or is negotiating a business or contractual relationship or transaction, you are cautioned that the Company’s relationships with such entities often involve the exchange of material, non-public information. Consequently, if you are aware of material, non-public information about any such company, you are prohibited from trading in securities of that company or passing along the information to others outside the Company, and you must not recommend or suggest that anyone buy, sell or retain securities of that company.

Regardless of whether you are working on a matter involving any of the foregoing types of customers, vendors, etc., all of the Company directors, officers and employees must notify the Company’s Insider Trading Compliance Officer before taking or disposing of a “material position” in the securities, or becoming a member of the board of directors, of such a company. For these purposes, “taking or disposing of a material position” means acquiring or disposing of beneficial ownership of greater than 5% of such outstanding securities or investing 10% or more of your net worth in such securities. Please be aware that you continue to be subject to the Company’s Conflicts of Interest Policy.

Exhibit 19.1

5.
Other Trading Restrictions.

In addition, it is PEC's policy that Covered Persons shall not engage in any of the following activities with respect to PEC securities:

a)
Trading in PEC's securities on a short-term basis. Any securities purchased must be held for a minimum of six months before sale, unless the security is subject to forced sale (e.g., as a consequence of a merger or acquisition);

b)
Purchasing PEC securities on margin or borrowing against PEC securities on margin;

c)
Short sales (selling PEC securities you do not own at the time of sale);

d)
Pledging PEC securities; or

e)
Buying or selling put options or call options, swaps, collars or other similar hedging and derivative transactions.

Notwithstanding Section 6(b) and 6(d) above, the Company’s Board of Directors may, in its discretion, determine that the prohibition from purchasing PEC securities on margin or borrowing against PEC securities on margin and from pledging PEC securities shall not apply to any partnership, limited liability company, corporation or other entity for which a Covered Person (or an immediate family member o f a C o v e r e d P e r s o n ) has sole or shared investment power.

6.
Post-Termination Transactions.

If your service as a director, officer or other employee of, or consultant to, PEC terminates during a blackout period applicable to you or otherwise while you are aware of material non-public information regarding PEC, you will continue to be subject to the laws against insider trading. Although you will no longer be subject to this Policy, you should refrain from trading in PEC securities until such blackout period ends or otherwise until the information has become public or is no longer material.

7.
Stop-Transfer Instructions.

PEC may, in its discretion, provide stop-transfer instructions to its transfer agent in order to enforce trading restrictions imposed by this Policy on Insider Trading, including, without limitation, restrictions relating to blackout periods or post-termination transactions.

Exhibit 19.1

8.
Violations.

As mentioned in the Introduction to this Policy on Insider Trading, any person who violates the federal securities laws has committed a crime and may be subject to imprisonment for up to 20 years and a criminal fine of up to $5,000,000. A violator may also be personally liable in civil lawsuits for up to three times the profit gained for the harm caused by illegal trading by the violator or by third parties trading on material, non-public information provided by or through the violator. The SEC and courts have great power to impose penalties for violations of the insider trading provisions of the federal securities laws, and the SEC and governmental prosecutors vigorously enforce these insider trading laws against both institutions and individuals. PEC will cooperate with any state or federal law enforcement agency investigating or prosecuting individuals for allegedly trading on or transmitting material, non-public information.

In addition to federal securities law, profiting from, or unauthorized disclosure of, material, non-public information could also violate (1) state securities laws, (2) state right to financial privacy statutes, (3) federal and state laws relating to theft and conversion, (4) federal, state or accrediting body regulations, and/or (5) confidentiality agreements between PEC and companies with which PEC does business.

You should note, however, that as a matter of law and corporate policy, you are ultimately responsible for conforming your actions to the requirements of the insider trading laws and this Policy on Insider Trading. Regardless of any advice or information you receive, you will bear the consequences of any legal or policy violations. Furthermore, the Insider Trading Compliance Officer’s failure to raise an objection to a transaction will not constitute a recommendation by PEC or any of its directors, officers or employees that you engage in that transaction.

Failure to observe and comply with all of the provisions contained in this Policy may subject you to disciplinary action by PEC, including discharge. PEC reserves the right to amend this Policy on Insider Trading at any time, but intends to provide reasonable written notification of any such revision.

9.
Questions.

If you have any questions concerning the propriety of a proposed transaction, or a question about this Policy on Insider Trading generally, you are encouraged to contact PEC's Insider Trading Compliance Officer.

Exhibit 19.1

Appendix A

[Internal Administrative Matters Omitted]

Exhibit 19.1

ADDENDUM TO

PERDOCEO EDUCATION CORPORATION’S POLICY ON INSIDER TRADING CONCERNING RULE 10b5-1 ARRANGEMENTS

Directors, executive officers and Covered Persons must comply with the following requirements in order for a 10b5-1 trading program to be considered for approval by PEC's Insider Trading Compliance Officer.

General Guidelines

To comply with Rule 10b5-1, a prearranged trading program must satisfy the following requirements:

o
at a time that you are not aware of any material, non-public information, you must enter into, in good faith, a binding contract to trade, provide instructions to another person to execute a trade on your behalf or adopt a written plan for trading securities (“10b5-1 Arrangement”);

o
you must act in good faith with respect to such 10b5-1 Arrangement throughout the duration of the 10b5-1 Arrangement

o
the 10b5-1 Arrangement must:

▪
expressly specify the amount, price and date of the purchases or sales; or
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provide a written formula or algorithm or computer program for determining amounts, prices and dates; or

▪
not permit you to exercise any subsequent influence over how, when or whether to effect purchases or sales, provided that any other person who does exercise such influence must not be aware of any material, nonpublic information when doing so; and

o
if you are a director or Section 16 officer, you must certify in the 10b5-1 Arrangement that:

▪
(1) you are not in possession of material, non-public information about the Company, and

▪
(2) you are adopting (or modifying) the 10b5-1 Arrangement in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;

o
the purchases or sales must occur pursuant to the 10b5-1 Arrangement;

o
you may not have more than one 10b5-1 Arrangement that constitutes a single-trade plan (i.e., an arrangement designed to effect a trade in a single transaction) during any consecutive 12-month period; and

o
you may not have more than one 10b5-1 Arrangement in effect at any given time, except as follows:

Exhibit 19.1

▪
you may simultaneously maintain two 10b5-1 Arrangements if one of them is a successor trading plan under which trades are not scheduled to begin until completion or expiration of the predecessor plan. If the predecessor plan is terminated early, trading under the successor plan cannot commence until the applicable cooling-off period has run from the termination date of the predecessor plan;

▪
you may use sell-to-cover arrangements that authorize the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award; or

▪
you may have several contracts with different brokers to execute trades under a single trading plan.

An example would be to give instructions to your broker to sell, or buy, a certain number of shares of PEC common stock on the first business day of each month. You should be aware that Rule l0b5-1 only provides an “affirmative defense” (which you would have to prove) in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit. Additionally, it does not prevent the media from publicizing purchases or sales of PEC made pursuant to a trading plan.

In order to reduce the risk of litigation and bad press, and to preserve the reputation of PEC for maintaining appropriate legal, business and ethical standards, we have adopted procedural requirements for 10b5-1 Arrangements that are essentially an extension of the pre-clearance procedures for transactions in PEC stock discussed above. PEC's Insider Trading Compliance Officer must pre-approve, in writing, the implementation of, and any subsequent amendment or termination of, any contract, plan, arrangement or trading instructions involving potential sales (or purchases) of stock or option exercises and sales, etc. (including, but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders). Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to the pre-clearance procedures for transactions in PEC stock.

Required “Cooling Off” Period

Directors and Section 16 Officers. For directors and Section 16 officers, no purchases or sales will be permitted until the later of (1) 90 days immediately following the date you enter into, modify or terminate a 10b5-1 Arrangement or (2) two business days following the disclosure in a periodic report (i.e., Form 10-Q or 10-K) of the Company’s financial results for the fiscal quarter in which your 10b5-1 Arrangement is entered into, modified or terminated (but not to exceed 120 days following such adoption, modification or termination).

Employees Other Than Directors and Section 16 Officers. For all employees that are not directors or Section 16 officers, no purchases or sales will be permitted during the 30 -day period immediately following the date you enter into, modify or terminate a 10b5-1 Arrangement.

Exhibit 19.1

Review of 10b5-1 Arrangements

Without limiting our right to authorize or reject any proposed arrangement or amendment to an arrangement in our discretion, we will consider the following factors when considering a request to establish or amend a 10b5-1 Arrangement:

o
Compliance with Rule 10b5-1. We must review the proposed arrangement and satisfy ourselves that the arrangement complies with the requirements of Rule 10b5-1 and will not threaten your reputation, or the reputation of PEC, for adhering to the highest legal, business and ethical standards.

o
Additional Safeguards. To reduce exposure, we will need to ensure that, at the time you enter into an arrangement (or at any time that you wish to modify or terminate a previously established arrangement), there is no material information about PEC that has not been publicly disclosed. Also, any such arrangement may not be established or modified during a “blackout period” under this Policy on Insider Trading.

o
Other Trading Restrictions. Although an arrangement under Rule 10b5-1 will enable you to execute transactions (a) during “blackout periods,” (b) while you are aware of material, non-public information about PEC, and (c) without obtaining pre-clearance for the individual transactions, other limitations on trading activities imposed by this Policy on Insider Trading will continue to apply. Accordingly, we will need to confirm that the arrangement does not violate any of the applicable aspects of this Policy. For example, the trading program may not provide for purchases on margin, short sales (securities you do not own at the time of sale) or buying or selling put options or call options. Moreover, PEC reserves the right to prohibit any transactions in PEC securities, even pursuant to a previously approved 10b5-1 Arrangement, if PEC's Insider Trading Compliance Officer or PEC's Board of Directors, in their discretion, determine that such prohibition is in the best interests of PEC. In addition, any 10b5-1 Arrangement submitted for approval hereunder should explicitly acknowledge PEC's right to prohibit transactions in PEC securities (and effectively suspend any such Rule 10b5-1 Arrangement) as specified above.

o
Public Announcement. We will consider in each case whether public announcement of the 10b5-1 Arrangement should be made at the time it is established.

o
Establish Section 16, Rule 144, etc. Procedures with Third Parties. We will need to ensure we have an established procedure with whomever is handling your transactions to ensure:

-- Prompt filings of SEC Form 4 after transactions take place, especially in light of the greatly accelerated filing deadlines mandated by the Sarbanes-Oxley Act of 2002. To the extent you are an officer or director subject to Section 16 of the Exchange Act, your broker should agree in writing to provide same-day notice to PEC of any purchases or sales under your 10b5-1 Arrangement. Failure to file on time results not only in potential liability to you, but also in unwanted disclosure in our proxy statement regarding the filing violations;

-- Compliance with SEC Rule 144 (to the extent applicable) at the time of any sale, including a written acknowledgment from your broker that it will make any sales in accordance with the manner of sale requirements of Rule 144, that it will not affect any sales that it knows would

Exhibit 19.1

exceed the then-applicable volume limitations under Rule 144, and that it will make all required

Exhibit 19.1

Form 144 filings as required by applicable law;

-- Cessation of any sales during lock-up periods in the event of a securities offering when a lock- up is imposed on insiders by an underwriter, lead manager, initial purchaser, placement agent or other entity performing similar functions; and

-- Cessation of any purchases or sales upon receipt of notice by your broker from PEC or you of legal, contractual or regulatory restrictions applicable to you or your affiliates that would prevent your broker from selling under the plan, including restrictions based on your awareness of material nonpublic information in connection with a tender offer for PEC's stock (transactions in which Rule 14e-3 of the Exchange Act could be violated).

Please understand that many aspects of Rule 10b5-1 are still open to interpretation by the SEC and the courts. Needless to say, some brokers, investment bankers and advisors may approach you suggesting a variety of arrangements. Please do not forget: our prior written approval is required. If you have any questions, please contact PEC's Insider Trading Compliance Officer.